Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, February 2, 2009	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the fourth quarter and year ended December 31, 2008.

The Company’s revenues decreased 6.5% to $55,443,000 compared with $59,301,000 for the fourth quarter of 2007.  Gaming revenues declined 7.3% while other operating revenues improved by 2.2% as a result of the Company’s expanded hotel complex.  Occupancy levels in the 500 room Dover Downs Hotel were approximately 75% for the fourth quarter of 2008.

Gaming expenses were higher from increased gaming taxes and slot machine fees that resulted from legislation passed in June of 2008 that became effective on July 1, 2008.  These increases represented approximately $700,000 during the quarter.  The Company also incurred approximately $500,000 in other operating expenses during the quarter related to the termination of two restaurant leases on our property.  Additionally, depreciation expense increased $794,000 compared to the fourth quarter of 2007 due primarily to the casino expansion completed earlier in the year.

Net earnings were $3,496,000 compared with $5,365,000 for the fourth quarter of 2007.

Net earnings per diluted share for the quarter ended December 31, 2008 were $.11 compared with $.17 per diluted share for the same period in 2007.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “It is now well known that the decline in consumer spending accelerated during the fourth quarter.  And though our facility was not immune to this, our continued expansions along with our commitment to keeping our property new and exciting and delivering exceptional customer service helped us grow our market share during a challenging quarter”.

For the year ended December 31, 2008, the Company’s revenues decreased 1.3% to $239,132,000 compared with $242,366,000 for 2007.  Gaming revenues declined 2.2% while other operating revenues improved by 9.4% as a result of the Company’s expanded hotel complex.  Occupancy levels in the 500 room Dover Downs Hotel remained strong at approximately 82% for the year ended December 31, 2008.

Gaming expenses were higher due to the aforementioned increase in gaming taxes and slot machine fees, as well as from certain one-time expenses related to a guaranteed tax and a tax on promotional slot play incurred due to special legislation enacted in June 2007 applicable to the State of Delaware’s fiscal year ended June 2008 only.  These increases were approximately $2,100,000 for the year.  Other operating expenses increased as a result of the higher other operating revenues and also included approximately $500,000 related to the termination of two restaurant leases.  Additionally, depreciation expense increased $3,006,000 compared to 2007.

Net earnings were $19,511,000 for 2008 compared with $26,085,000 for 2007.

Net earnings per diluted share for 2008 were $.62 compared with $.80 per diluted share for 2007.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 165,000-square foot video lottery casino complex featuring the latest in slot machine offerings, including multi-player electronic table games with virtual dealers; the Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Gaming (1)	$50,659	$54,620	$219,878	$224,760
Other operating (2)	4,784	4,681	19,254	17,606
	55,443	59,301	239,132	242,366
Expenses:
Gaming	39,773	41,261	169,360	166,040
Other operating	4,339	3,960	16,101	15,268
General and administrative	1,385	1,676	6,317	6,319
Depreciation	3,104	2,310	10,849	7,843
	48,601	49,207	202,627	195,470

Operating earnings	6,842	10,094	36,505	46,896

Interest expense	943	1,042	3,484	2,741

Earnings before income taxes	5,899	9,052	33,021	44,155

Income taxes	2,403	3,687	13,510	18,070

Net earnings	$3,496	$5,365	$19,511	$26,085

Net earnings per common share:
- Basic	$0.11	$0.17	$0.62	$0.81
- Diluted	$0.11	$0.17	$0.62	$0.80

Weighted average shares outstanding:
- Basic	31,443	31,967	31,436	32,239
- Diluted	31,467	32,296	31,570	32,611

(1)

Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)	Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash	$17,889	$22,456
Accounts receivable	2,661	4,560
Due from State of Delaware	10,870	10,530
Inventories	2,025	1,858
Prepaid expenses and other	2,029	1,902
Deferred income taxes	1,317	1,227
Total current assets	36,791	42,533

Property and equipment, net	203,522	182,298
Other assets	1,019	349
Total assets	$241,332	$225,180

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,679	$13,382
Purses due horsemen	9,395	9,689
Accrued liabilities	7,419	11,940
Payable to Dover Motorsports, Inc.	11	18
Income taxes payable	619	341
Deferred revenue	212	98
Total current liabilities	22,335	35,468

Revolving line of credit	108,325	92,425
Liability for pension benefits	6,099	2,510
Deferred income taxes	3,488	5,178
Total liabilities	140,247	135,581

Stockholders’ equity:
Common stock	1,521	1,474
Class A common stock	1,660	1,700
Additional paid-in capital	933	63
Retained earnings	99,263	86,640
Accumulated other comprehensive loss	(2,292)	(278)
Total stockholders’ equity	101,085	89,599
Total liabilities and stockholders’ equity	$241,332	$225,180

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended
	December 31,
	2008	2007

Operating activities:
Net earnings	$19,511	$26,085
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	10,849	7,843
Amortization of credit facility origination fees	40	40
Stock-based compensation	998	895
Deferred income taxes	(401)	(333)
Changes in assets and liabilities:
Accounts receivable	1,899	(235)
Due from State of Delaware	(340)	442
Inventories	(167)	(93)
Prepaid expenses and other	(768)	(453)
Accounts payable	(610)	(65)
Purses due horsemen	(294)	790
Accrued liabilities	(4,521)	742
Payable to/receivable from Dover Motorsports, Inc.	(7)	9
Income taxes payable/prepaid income taxes	278	469
Deferred revenue	114	61
Other liabilities	227	223
Net cash provided by operating activities	26,808	36,420

Investing activities:
Capital expenditures	(40,166)	(52,134)
Purchase of available-for-sale securities	(100)	—
Net cash used in investing activities	(40,266)	(52,134)

Financing activities:
Borrowings from revolving line of credit	186,725	177,255
Repayments of revolving line of credit	(170,825)	(144,255)
Dividends paid	(6,360)	(6,036)
Repurchase of common stock	(1,040)	(9,990)
Proceeds from stock options exercised	366	1,114
Excess tax benefit on stock awards	25	62
Net cash provided by financing activities	8,891	18,150

Net (decrease) increase in cash	(4,567)	2,436
Cash, beginning of year	22,456	20,020
Cash, end of year	$17,889	$22,456